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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                     BlackRock Corporate High Yield Fund III
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09255M104
                                 --------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of (S) 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09255M104
   -----------------------------------------------------------------------------
    1. Names of Reporting Persons.

            Claymore Securities Defined Portfolios,
            Series 171, 192, 224, 273, 334, 357, 358, 367, 374, 376, 378, 384,
            387, 398, 399, 406, 419, 426, 427, 433, 434, 438, and 465

       I.R.S. Identification Nos. of above persons (entities only):

            Claymore Securities Defined Portfolios,
            Series 171 -- Tax ID# 137393150

                                        1

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            Claymore Securities Defined Portfolios,
            Series 192 -- Tax ID# 066542374
            Claymore Securities Defined Portfolios,
            Series 224 -- Tax ID# 137450877
            Claymore Securities Defined Portfolios,
            Series 273 -- Tax ID# 137488925
            Claymore Securities Defined Portfolios,
            Series 334 -- Tax ID# 205639678
            Claymore Securities Defined Portfolios,
            Series 357 -- Tax ID# 137554658
            Claymore Securities Defined Portfolios,
            Series 358 -- Tax ID# 113797653
            Claymore Securities Defined Portfolios,
            Series 358 -- Tax ID# 113797655
            Claymore Securities Defined Portfolios,
            Series 367 -- Tax ID# 137554672
            Claymore Securities Defined Portfolios,
            Series 374 -- Tax ID# 137554776
            Claymore Securities Defined Portfolios,
            Series 376 -- Tax ID# 137554779
            Claymore Securities Defined Portfolios,
            Series 376 -- Tax ID# 137554778
            Claymore Securities Defined Portfolios,
            Series 378 -- Tax ID# 137554782
            Claymore Securities Defined Portfolios,
            Series 384 -- Tax ID# 137554706
            Claymore Securities Defined Portfolios,
            Series 387 -- Tax ID# 137562851
            Claymore Securities Defined Portfolios,
            Series 398 -- Tax ID# 137567981
            Claymore Securities Defined Portfolios,
            Series 399 -- Tax ID# 137562875
            Claymore Securities Defined Portfolios,
            Series 406 -- Tax ID# 137568025
            Claymore Securities Defined Portfolios,
            Series 406 -- Tax ID# 137568027
            Claymore Securities Defined Portfolios,
            Series 419 -- Tax ID# 137573659
            Claymore Securities Defined Portfolios,
            Series 426 -- Tax ID# 137573673
            Claymore Securities Defined Portfolios,
            Series 427 -- Tax ID# 137573675
            Claymore Securities Defined Portfolios,
            Series 433 -- Tax ID# 137573680
            Claymore Securities Defined Portfolios,
            Series 434 -- Tax ID# 137573681
            Claymore Securities Defined Portfolios,
            Series 438 -- Tax ID# 137579496
            Claymore Securities Defined Portfolios,
            Series 465 -- Tax ID# 137586082
   -----------------------------------------------------------------------------
    2. Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) [_]
       (b) [_]
   -----------------------------------------------------------------------------
    3. SEC Use Only

   -----------------------------------------------------------------------------
    4. Citizenship or Place of Organization:

            Claymore Securities Defined Portfolios,
            Series 171, Wheaton, IL
            Claymore Securities Defined Portfolios,
            Series 192, Wheaton, IL
            Claymore Securities Defined Portfolios,
            Series 224, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 273, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 334, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 357, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 358, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 367, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 374, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 376, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 378, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 384, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 387, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 398, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 399, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 406, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 419, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 426, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 427, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 433, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 434, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 438, Lisle, IL
            Claymore Securities Defined Portfolios,
            Series 465, Lisle, IL
   -----------------------------------------------------------------------------

                                        2

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                   5. Sole Voting Power

                           2,122,152
     Number of    --------------------------------------------------------------
       Shares      6. Shared Voting Power
  Beneficially by
      Owned by    --------------------------------------------------------------
        Each       7. Sole Dispositive Power
     Reporting
       Person              2,122,152
       With:      --------------------------------------------------------------
                   8. Shared Dispositive Power

--------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

         2,122,152
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

         5.68%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         IV
--------------------------------------------------------------------------------

Item 1.  (a) Name of Issuer

             BlackRock Advisors

         (b) Address of Issuer's Principal Executive Offices

             P.O. Box 9011
             Princeton, NJ 08543-9011

Item 2.  (a) Name of Person Filing

             Claymore Securities, Inc. as Sponsor for the Filing Entities

         (b) Address of Principal Business Office or, if none, Residence

             2455 Corporate West Drive
             Lisle, IL 60532

         (c) Citizenship

             USA

         (d) Title of Class of Securities

             Common Stock

         (e) CUSIP Number

             09255M104

Item 3. If this statement is filed pursuant to (S) (S) 240.13d-1 (b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C, 78o).

                  (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e) [_] An investment adviser in accordance with SECTION240.13d-l(b)(l}(ii)(E);

                  (f) [_] An employee benefit plan or endowment fund in accordance with SECTION240.13d-l(b)(l}(ii)(F);

                                        3

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                  (g) [_] A parent holding company or control person in
                  accordance with SECTION240.13d-l(b)(l)(ii)(G);

                  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [_] Group, in accordance with
                  SECTION240.13d-l(b)(l)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 2,122,152

                  (b) Percent of class: 5.68%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote 2,122,152

                      (ii)  Shared power to vote or to direct the vote
                            ___________.

                      (iii) Sole power to dispose or to direct the disposition
                            of 2,122,152

                      (iv) Shared power to dispose or to direct the disposition of ___________.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section N240.13d-3(d)(l).

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     If a parent holding company has filed this schedule, pursuant to Rule 13d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the Group

     If a group has filed this schedule pursuant to SECTION240.13d-l(b)(l)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to SECTION240.13d-l(c) or SECTION240.13d-I(d), attach an exhibit stating the identity of each member of the group.

                                        4

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Item 9. Notice of Dissolution of Group

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to SECTION240.13d-1 (b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to SECTIONS240.13d-l(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                                         February 10, 2009
                                                   -----------------------------
                                                               Date

                                                        /s/ Kevin Robinson
                                                   -----------------------------
                                                             Signature

                                                      Kevin Robinson, Senior
                                                        Managing Director,
                                                   General Counsel and Corporate
                                                             Secretary
                                                     Claymore Securities, Inc.
                                                   -----------------------------
                                                            Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See SECTIONS240.13d-7 for other parties for whom copies are to be sent.

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                        5